Exhibit 5.1

Pearl Cohen Zedek Latzer Baratz
Advocates, Patent Attorneys & Notaries

September 15, 2017

To:

BiondVax Pharmaceuticals Ltd.

14 Einstein Street

Nes Ziona, Israel, 74036

Re: BiondVax Pharmaceuticals Ltd.

Ladies and Gentlemen,

We have acted as Israeli counsel for BiondVax Pharmaceuticals Ltd., an Israeli company (the “Company”), in connection with the issuance and sale of (the “Offering”) by the Company of an aggregate of 66,666,668 ordinary shares, par value NIS 0.0000001 each (“the “Ordinary Shares”), represented by 1,666,667 American Depository Shares (the “ADSs”), including ADSs issuable upon exercise of the underwriter’s overallotment option, under that certain underwriting agreement dated as of September 13, 2017, by and among Joseph Gunnar & Co., LLC, as Representative of the underwriters named on Schedule I thereto (the “Agreement”). The Offering is being effected pursuant to the registration statement on Form F-3 (File No. 333-214439) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on November 29, 2016 and December 12, 2016, including the prospectus contained therein, as supplemented by the preliminary prospectus supplement dated September 13, 2017 and the final prospectus supplement dated September 15, 2017, in each case as filed by the Company with the SEC pursuant to Rule 424(b)(5) under the Securities Act (collectively, the “Prospectus”).

This opinion letter is rendered pursuant to Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Prospectus; (ii) copies of the articles of association of the Company, as currently in effect; (iii) resolutions of the audit committee, compensation committee and board of directors of the Company as provided by the Company which relate to the Registration Statement and the actions to be taken in connection with the Offering; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Ordinary Shares have been duly authorized, and upon payment to the Company of the consideration per ADS in such amount and form as is set forth in the Agreement, and when issued and sold in the Offering as described in the Prospectus such Ordinary Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of Israel and we do not express any opinion as to the laws of any other jurisdiction other than those of the State of Israel. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act. This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Prospectus that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Pearl Cohen Zedek Latzer Baratz

Pearl Cohen Zedek Latzer Baratz

Attorneys, Patent Attorneys and Notaries

Azrieli Center, Round Tower, 18th Floor | Tel-Aviv, 67021 Israel | Office: 972-3-607-3777 | Fax: 972-3-607-3778

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